

Laura Owens (b. 1970)



After viewing 66 others, Masterworks opportunistically acquired the Painting from the previous owner at an attractive price, offering it to investors at a 15.4% discount to our internal sourcing valuation.

INVESTMENT THESIS

Initial Offering Price

$634,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$1.5m
$1.0m
$0.5m
14
15
16
17
18
19
20
21
22

Price Appreciation of Similar Works

12.6%

Sharpe Ratio (2004-2018) watch video

Laura Owens	Speculative
All Art	0.55
S&P 500	0.56

23% Progress

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Laura Owens

(b. 1970)

Why we like this offering

1. Laura Owens is a leading contemporary American artist known for her large-scale mixed media paintings that combine a variety of art historical references and painterly techniques.
2. Following Owens' 2017 Whitney retrospective, public auction prices for the artist's work have continued to increase, with three of her top five records set since 2021.
3. The painting is one of the seven large scale paintings Owens created in 2013. It evokes a sense of playfulness and childhood, reminiscent of a coloring book—with sporadic facial features floating around on a white and gray gridded background.
4. Owens explains her use of Photoshop by saying "I've always used painting software—like early kids' paint programs in the '90s—to have another way of making something and to be able to think about color really quickly", at one of her interviews in 2013.
5. Today, paintings by Owens are owned by public institutions around the world, including: the Art Institute of Chicago; the Museum of Modern Art, New York; the Guggenheim Museum, New York; Museum of Contemporary Art, Los Angeles, Los Angeles; and the Milwaukee Art Museum, Milwaukee.
6. As of June 1, 2023, large-scale examples similar to the Artwork have achieved prices in excess of $1 million at auction: "Untitled" (2012), sold for $1,755,000 at Sotheby's in November 2017, "Untitled" (2016), sold for $1,593,000 at Sotheby's in November 2021, and "Untitled" (2019), sold for $1,124,000 at Sotheby's in May 2019.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$2,041,577	11	$1,450,000

Average Prices



576.7K
432.5K
288.3K
144.2K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



3.5M
2.6M
1.7M
865.5K
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
15
11.25
7.5
3.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	$634,000
Offering Circular	sec.gov/edgar

Painting







About Laura Owens

Laura Owens (b. 1970, Euclid, OH) is a contemporary American artist known for her large-scale mixed media paintings that combine a variety of art historical references and painterly techniques. The artist consistently references a plethora of themes from cartoon characters to an Henri Matisse painting, her work is more concerned about making an interesting painting than fitting into a single niche.

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LAURA OWENS

b. 1970, UNITED STATES



$634,000
INITIAL OFFERING

12.6%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

26.9%
RECORD PRICE APPRECIATION[3]

15.9%
MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Oil, acrylic and charcoal on linen | 108 × 84 in. (274 × 213 cm.)

Laura Owens is a contemporary American artist known for her large-scale mixed media paintings that combine a variety of art historical references and painterly techniques.

The Artwork is a prime example of Laura Owens' distinct visual language, characterized by a playful blend of abstraction and figuration. The painting is one of the seven large scale paintings Owens has created in 2013. The painting depicts symbols and motifs including two eyes and a mouth floating around on a white and gray gridded background. Owens employed a unique process before she started painting: "as a starting point for her paintings, Owens begins on a computer. Designed in Photoshop before being translated into paint on canvas, these compositions impart an inversion of the simulated." Owens explains her use of Photoshop by saying "I've always used painting software—like early kids' paint programs in the '90s—to have another way of making something and to be able to think about color really quickly", at one of her interviews in 2013. As of June 1, 2023, large-scale examples similar to the Artwork have achieved prices in excess of $1 million at auction: "Untitled" (2012), sold for $1,755,000 at Sotheby's, New York, on November 16, 2017, "Untitled" (2016), sold for $1,593,000 at Sotheby's, New York, on November 18, 2021, and "Untitled" (2019), though smaller than the Artwork, sold for $1,124,000 at Sotheby's, New York, on May 17, 2019. The Artwork's scale, execution, and exhibition history make it a commercial and desirable work by Laura Owens.

Her first solo exhibition was held in 1995 at Rosamund Felsen Gallery in Santa Monica, which led to wider recognition and subsequent exposure. In 1996, examples of her work were acquired by prestigious New York museum collections, including the Solomon R. Guggenheim Museum, The Metropolitan Museum of Art, and the Whitney Museum of American Art. Laura Owens has been the subject of several important solo exhibitions, and her work has been shown internationally. In 2003, at age thirty-three, she was given a mid-career retrospective at the Museum of Contemporary Art in Los Angeles (MOCA), becoming the youngest artist to be awarded a survey show in the museum's history. In November 2017, another important retrospective opened at the Whitney Museum and traveled to The Dallas Museum of Art, and Los Angeles MOCA in 2018 through 2019. In 2021, Owens was the subject of a survey show at the Cleveland Museum of Art, and in the summer of that year, she collaborated with the Fondation Vincent van Gogh Arles on an exhibition that juxtaposed her work alongside seven of the Dutch master's paintings. In addition to the aforementioned institutions, her works are owned by other prominent public collections, including the Art Institute of Chicago, the Milwaukee Art Museum and the Tate in London, among others. In addition to her artistic practice, Owens teaches at the ArtCenter College of Design in Pasadena, California.

AS OF JUNE 15, 2023 HER TOP AUCTION RECORDS ARE DOMINATED BY LARGE-SCALE COLORFUL PAINTINGS THAT MERGE ABSTRACTION WITH GESTURAL MARK-MAKING, AND ARE LED BY: "UNTITLED" (2012), WHICH SOLD FOR $1,755,000 AT SOTHEBY'S, NEW YORK, ON NOVEMBER 16, 2017, "UNTITLED" (2016), WHICH SOLD FOR $1,593,000 AT SOTHEBY'S, NEW YORK, ON NOVEMBER 18, 2021, AND "UNTITLED" (2019), WHICH SOLD FOR $1,124,000 AT SOTHEBY'S, NEW YORK, ON MAY 17, 2019.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$1.8M
$1.3M
$0.9M
$0.4M
2013
2014
2015
2016
2016
2017
2018
2018
2019
2020
2020
2021
2022
2023

Laura Owens (b. 1970, Euclid, OH) is a contemporary American artist known for her large-scale mixed media paintings that combine a variety of art historical references and painterly techniques. During her formative years, she explored various mediums and experimented with different artistic techniques, laying the foundation for her eclectic and boundary-pushing style. She earned a BFA from the Rhode Island School of Design in 1992 and went on to complete an MFA from the California Institute for the Arts two years later. After graduation, Owens settled in Los Angeles, where she organized exhibitions and collaborated with other artists. She challenges traditional notions of the medium by incorporating a wide range of techniques, materials, and subjects into her artworks. Owens seamlessly blends elements of abstraction, figuration, and typography, creating visually dynamic and layered compositions. Her work explores themes of identity, representation, and the boundaries of painting, pushing the boundaries of the medium and expanding the possibilities of contemporary art. Owens' innovative approach has garnered critical acclaim and influenced a new generation of artists.


LIFE WITHOUT WAR



LAURA OWENS



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Laura Owens with the following criteria: works executed post 2006 measuring from 60 by 60 to 150 by 150 inches. The set excludes works that include atypical materials such as wheel caster. The comparative set includes one painting acquired by Masterworks 168, LLC, at Sotheby's, New York Contemporary Curated held on September 30, 2022 for $693,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 12.6% CAGR implied from selected sales occurring from May 14, 2014 to September 30, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Laura Owens have a record price compound annual growth rate ("CAGR") of 26.9% from November 17, 2000 to December 31, 2022. This calculation is based on (i) a record price of $7,500 on December 31, 2022, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,450,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Laura Owens is 15.9%, which is based on repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Laura Owens was November 12, 2004, and ending on the last date a repeat sale occurred for such artist, which in the case of Laura Owens was March 9, 2018. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.